Exhibit 99.1

March 3, 2009

Cytori Therapeutics Reports Preliminary 2008 Revenues and 2009 Revenue Guidance;
Receives First Celution® Order from GE Healthcare Partnership

San Diego, CA -- Cytori Therapeutics (NASDAQ: CYTX) today reports 2008 preliminary and unaudited total revenues of $6.9 million. Celution® System and StemSource® product sales accounted for $4.5 million of the total. The Company forecasts 2009 product revenues of at least $10 million. Product revenue in 2009 is expected to be driven primarily by European and Asia-Pacific Celution® System sales to the cosmetic and reconstructive surgery and translational medicine markets. The translational medicine market consists of clinical investigators who purchase systems and consumables for access to clinical grade cells for their own sponsored studies.

Key factors contributing to the 2009 sales forecast include: Celution System orders received in the first two months of 2009, the recent installation of a StemSource Cell Bank in Japan, 2009 sales expectations from Cytori’s marketing and distribution partners and emerging customer consumable reorder trends. Revenues may also include contributions from anticipated StemSource Cell Bank orders and sales from complementary cosmetic and reconstructive surgery products to be introduced later this year.

Cytori’s marketing and distribution partnership with GE Healthcare is active and contributing to 2009 sales. This quarter, Cytori received its opening order for Celution System devices and consumables from GE Healthcare, trained their European sales force, and both companies are broadly collaborating to grow 2009 sales in key European markets.

Cytori’s preliminary and unaudited cash and cash equivalents at the end of 2008 was $12.6 million, compared to $11.5 million in cash and cash equivalents at the end of 2007. Full year preliminary and unaudited operating expenses were reduced in 2008 to $34.8 million compared to $37.0 million in 2007. Cost reductions in 2008 are mostly attributable to third and fourth quarter reductions in general and administrative and, to a lesser degree, research and development expenses. Cytori expects continued significant reduction in total operating expenses in 2009

2009 milestones and goals for Cytori include the following:

•	Exceed global Celution® System and StemSource sales targets
•	Expand global distribution network and related sales impact
•	Expand Celution® System product claims and reimbursement in Europe
•	Complete enrollment and report preliminary results from the RESTORE II breast reconstruction study
•	U.S. product launch of key complementary cosmetic and reconstructive surgery products
•	Finalize U.S. regulatory and clinical development and regulatory strategy
•	Complete enrollment in cardiovascular studies (PRECISE & APOLLO)

The 2008 financial numbers are disclosed in this release as preliminary while Cytori’s management completes its review of year end results.

About Cytori

Cytori Therapeutics, Inc. is commercializing cutting edge medical technologies, which enable physicians to practice regenerative medicine. The Company’s main product is the Celution® System, a device for processing a patient’s own stem and regenerative cells at the bedside. Cytori is currently selling its Celution® System into the cosmetic and reconstructive surgery market in Europe and Asia. In addition, the Company is offering the Celution® System to hospitals in Europe and Asia to perform cell-based translational research, and selling stem and regenerative cell banking equipment globally to allow hospitals and tissue banks to cryopreserve patients own cells for future use.

Because regenerative medicine touches nearly every medical discipline, Cytori’s product pipeline spans cardiovascular disease, renal failure, orthopedic damage, gastrointestinal disorders, and pelvic health conditions, among others. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product revenues, anticipated continued reduction in operating expenses for 2009, our product revenue drivers, our sales expectations from our marketing and distribution partners, customer consumable reorder trends, anticipated StemSource Cell Bank orders, and our ability to introduce complementary cosmetic and reconstructive surgery products in 2009, are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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